UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  May 15, 2009

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 15, 2009, Mr. Daniel G. Zang terminated employment with General Moly, Inc. (the “Company”).  Mr. Zang served as Controller and Treasurer of the Company prior to his termination.  In connection with the termination of his employment, Mr. Zang entered into a waiver and release agreement with the Company dated May 15, 2009 (the “Release Agreement”).  Pursuant to the Release Agreement, Mr. Zang will receive certain payments and benefits.  The Company will pay Mr. Zang severance compensation of $87,500, representing six months wages, and pay the cost of COBRA continuing health coverage for six months.  Mr. Zang agreed to covenants covering confidential information of the Company and a full release of any claims.

Effective May 15, 2009, Mr. David A. Chaput, the Company’s current Chief Financial Officer, replaced Mr. Zang as the Company’s principal accounting officer.  Mr. Chaput, 50, has been the Company’s Chief Financial Officer since April 2007.  Mr. Chaput has more than 28 years of financial and operational experience in the metals and mining industries.  Mr. Chaput was with The Doe Run Resources Corporation until September 2006, where he served as Chief Financial Officer from May 2004 to September 2006, as Vice President, Finance from September 2001 to September 2006, and as Treasurer from February 1993 to September 2001.

Effective May 15, 2009, Mr. Lee M. Shumway assumed the duties of Controller of the Company.  Mr. Shumway joined the Company in November 2007 as Director of Business Process and Information Technology responsible for supply chain management and information technology.  Mr. Shumway will retain those responsibilities in addition to his new duties as Controller.  Mr. Shumway has more than 20 years of experience with Newmont Mining Corporation, Santa Fe Pacific Gold, and Price Waterhouse.

The Release Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01                     Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Daniel G. Zang Waiver and Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: May 19, 2009	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer